EXHIBIT 10.27

                      [LETTERHEAD OF THE COCA-C0LA COMPANY


                               September 17, 2001


Mr. Brian G. Dyson
Atlanta, Georgia

Dear Brian:

It is my pleasure to confirm our discussion related to your employment and pay as Vice Chairman and Chief Operating Officer. The elements of your compensation noted below have been approved by the Compensation Committee of the Board of Directors.

     - The term of your employment will be two years, beginning August 1, 2001 and ending July 31, 2003, and may be extended only by a further agreement in writing signed by the Chairman of the Board of Directors of The Coca-Cola Company.

     - Your base salary will be $83,333.33 on a monthly basis beginning August 1, 2001. The monthly amount of $83,333.33, when annualized is $1,000,000. Your first paycheck will be offset by the payments you or Chatham International Corporation may have received after July 31, 2001 under the Consulting Agreement the Company has with Chatham International Corporation.

     - The Consulting Agreement entered into between The Coca-Cola Company and Chatham International Corporation on May 1, 2001 is terminated effective July 31, 2001, and the Company owes no further consulting payments to you or Chatham International Corporation under that Agreement.

     - You will be eligible to participate in the Company's annual incentive program. Your incentive target is 150% of your base salary. The range for the incentive award, based on a target of 150%, would be 0% to 150% of target ($0 to $2,250,000). Your first incentive award will be pro-rated based on the number of months you participate and will be paid annually in the first quarter after the close of the calendar year. Your participation is contingent upon the Company's performance as well as your individual performance.

     - A recommendation for a special one-time stock option grant of 900,000 options will be made for you at the next meeting of the Stock Option Subcommittee of the Company's Board of Directors following your employment. This special one-time stock option award will have a seven-year option term and 100% vesting on the earlier of 1) two years from the grant date or 2) the date of your resumption of retirement status from The Coca-Cola Company provided that the options have been held for at least twelve months from the date of grant, or 3) as otherwise provided in the 1999 Stock Option Plan.

     - You will be eligible to participate in the Financial Planning and Counseling Program offered to executives. The Program provides reimbursement of $10,000 in financial planning and counseling services during the first calendar year of participation and $4,500 each following year for ongoing planning and counseling. This benefit will be subject to all applicable taxes. In addition, you will receive a sum of $10,000 to cover incidental expenses related to your reemployment.

     - In accordance with Company policy, you will be eligible for Company-paid membership and reimbursement of dues associated with one country club, social club or similar club as long as the club use is for ordinary and necessary business purposes. You will be required to track and report any personal use of the Company-paid club membership and dues. Club use that is personal is considered taxable income.

     - With regard to the fractional ownership of the Hawker 800 XP aircraft, during the term of your employment with the Company, the Company will lease the aircraft at a rate of $6,778.13 per month to be used in the Company's aviation fleet. The Management Agreement with Executive Jet Aviation, Inc. will be assigned to the Company during the term of your employment (contingent upon consent of Executive Jet Aviation, Inc.), with the fees due thereunder paid by the Company.

     - During the term of your employment, you will be provided an automobile from the Company's existing automobile fleet as well as a driver.

     - In accordance with the terms of the Employee Retirement Plan of The Coca-Cola Company, your ERP benefit of $811 per month will be suspended as of the effective date of your rehire with the Company. You will receive a separate letter outlining the effect of your reemployment on your pension payments.

     - You will continue to receive your monthly payments under The Coca-Cola Company Supplemental Benefit Plan, as well as your CCE qualified and non qualified Plan benefits, during your reemployment.

     - You will continue to receive the payments from the Compensation Deferral and Investment Program during the term of your reemployment.

     - As part of your return to work as an active employee, you will have the same medical plan options and other employee benefit plan elections as other active employees. You and your spouse will be eligible for the options available to employees in Atlanta: SelectCare I and II, United HealthCare HMO, Prudential HMO or Cigna HMO and the Supplemental Plan. Upon retirement in the future, you will revert back to the Base Plan with Medicare primary. A package of information for you to make these and other benefit elections will be provided to you shortly.

     - This letter constitutes the complete understanding between you and the Company and supersedes any previous agreement, written or oral, relating to the subject matter of this letter. Any dispute related to this letter shall be resolved by arbitration at Atlanta, Georgia pursuant to the Commercial Arbitration Rules of the American Arbitration Association.

As we discussed, I believe you have a great deal to contribute to The Coca-Cola Company and that you will be a valuable addition to my team and the Company.

Please signify your acceptance of such employment by signing as indicated below.


                                        Sincerely,


                                        /s/ Douglas N. Daft







ACCEPTED:  /S/ BRIAN G. DYSON
          -----------------------------------
           Brian G. Dyson
           Individually, and as President of Chatham International Corporation

DATE:      9-18-01